EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-215185, 333-217009, and 333-228831 on Form S-3 and Registration Statement Nos. 333-203721, 333-215184, 333-216032, 333-217008, 333-226442, and 333-230279 on Form S-8 of our report dated July 15, 2019, relating to the consolidated financial statements of KalVista Pharmaceuticals, Inc. appearing in this Annual Report on Form 10-K of KalVista Pharmaceuticals, Inc. for the year ended April 30, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 15, 2019